EXHIBIT 10.25
ESTABLISHMENT LABS HOLDINGS INC.
2018 EQUITY INCENTIVE PLAN
SHARE OPTION AGREEMENT
Unless otherwise defined herein, the terms defined in the Establishment Labs Holdings Inc. 2018 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Share Option Agreement, which includes the Notice of Share Option Grant (the “Notice of Grant”), the Terms and Conditions of Share Option Grant attached hereto as Exhibit A, and all appendices and exhibits attached thereto (all together, the “Option Agreement”).
NOTICE OF SHARE OPTION GRANT
Participant:
The undersigned Participant has been granted an Option to purchase Common Shares of Establishment Labs Holdings Inc. (the “Company”), subject to the terms and conditions of the Plan and this Option Agreement, as follows:
Date of Grant:
Vesting Commencement Date:
Number of Shares Granted:
Exercise Price per Share:    USD $
Total Exercise Price:     USD $
Type of Option:            ___ Incentive Stock Option
                    __ Nonstatutory Stock Option
Term/Expiration Date:     Ten (10) years /
Vesting Schedule:
Subject to accelerated vesting as set forth below or in the Plan, this Option will be exercisable, in whole or in part, in accordance with the following schedule:
Twenty-five percent (25%) of the Shares subject to the Option shall vest on each one (1) year anniversary of the Vesting Commencement Date and each one (1) year anniversary thereafter over, subject to Participant continuing to be a Service Provider through each such date.
Termination Period:
This Option will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Participant ceases to be a Service Provider. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 14 of the Plan.

By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement, including the Terms and Conditions of Share Option Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understands all provisions of the Plan and this Option Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Option Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT        ESTABLISHMENT LABS HOLDINGS INC.

Signature        Signature

Print Name        Juan Jose Chacon Quiros

            Chief Executive Officer
Address:

EXHIBIT A
TERMS AND CONDITIONS OF SHARE OPTION GRANT
1.Grant of Option. The Company hereby grants to the individual (the “Participant”) named in the Notice of Share Option Grant of this Option Agreement (the “Notice of Grant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Option Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan will prevail.
(a)For U.S. taxpayers, the Option will be designated as either an Incentive Stock Option (“ISO”) or a Nonstatutory Stock Option (“NSO”). If designated in the Notice of Grant as an ISO, this Option is intended to qualify as an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). However, if this Option is intended to be an ISO, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it will be treated as an NSO. Further, if for any reason this Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event will the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.
(b)For non-U.S. taxpayers, the Option will be designated as an NSO.
2.Vesting Schedule. Except as provided in Section 3, the Option awarded by this Option Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Option Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
3.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.
4.Exercise of Option.
(a)Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.
(b)Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”) in the form attached as Exhibit A or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together and of any Tax Obligations (as defined in Section 6(a)). This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.
5.Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:
(a)cash;
(b)check;
(c)consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or
(d)if Participant is a U.S. employee, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and that are owned free and clear of any liens, claims, encumbrances, or security interests, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.
6.Tax Obligations.
(a)Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or Parent or Subsidiary to which the Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) the Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Option or sale of Shares, and (iii) any other Company (or Service Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (A) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b)Tax Withholding. When the Option is exercised, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer.
(c)Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.
(d)Code Section 409A. Under Code Section 409A, a stock right (such as the Option) that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of an underlying share on the date of grant (a “discount option”) may be considered “deferred compensation.” A stock right that is a “discount option” may result in (i) income recognition by the recipient of the stock right prior to the exercise of the stock right, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to the recipient of the stock right. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the fair market value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the fair market value of a Share on the date of grant, Participant shall be solely responsible for Participant’s costs related to such a determination.
7.Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, Participant will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
8.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

9.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.Address for Notices. Any notice to be given to the Company under the terms of this Option Agreement will be addressed to the Company at Establishment Labs Holdings Inc., B15, Coyol Free Zone, Alajuela, 20113, Costa Rica, or at such other address as the Company may hereafter designate in writing.
11.Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.
12.Successors and Assigns. The Company may assign any of its rights under this Option Agreement to single or multiple assignees, and this Option Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Option Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Option Agreement may only be assigned with the prior written consent of the Company.
13.Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the purchase by, or issuance of Shares, to Participant (or his or her estate) hereunder, such purchase or issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Option Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.
14.Language. If Participant has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
15.Interpretation. The Administrator will have the power to interpret the Plan and this Option Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Option Agreement.

16.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
17.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.
18.Agreement Severable. In the event that any provision in this Option Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Option Agreement.
19.Amendment, Suspension or Termination of the Plan. By accepting this Option, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read, and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
20.Governing Law and Venue. This Option Agreement will be governed by the laws of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for Northern District of California, and no other courts, where this Option is made and/or to be performed.
21.Country-Specific Appendix. Notwithstanding any provisions in this Option Agreement, the Option shall be subject to any special terms and conditions and notifications set forth in any appendix to this Option Agreement for the Participant’s country (the “Appendix”). Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions and notifications for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions and notifications is necessary or advisable for legal or administrative reasons. This Option Agreement and the Appendix thereto are referred to jointly as this Option Agreement.
22.Modifications to the Agreement. This Option Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Option Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Option Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Option Agreement, the Company reserves the right to revise this Option Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the Option.
23.No Waiver. Either party’s failure to enforce any provision or provisions of this Option Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Option

Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
24.Tax Consequences. Participant has reviewed with its own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Option Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Option Agreement.

ESTABLISHMENT LABS HOLDINGS, INC.
2018 EQUITY INCENTIVE PLAN
SHARE OPTION AGREEMENT
APPENDIX
PROVISIONS FOR NON-U.S. PARTICIPANTS
This Appendix includes (i) additional terms and conditions applicable to any Participant providing services to the Company or a Parent or Subsidiary outside the United States, and (ii) additional terms applicable to Participants providing services to the Company or a Parent or Subsidiary in the countries identified below. These terms and conditions are in addition to those set forth in the Option Agreement and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Option Agreement, these terms and conditions shall prevail. Any capitalized term used in this Appendix without definition shall have the meaning ascribed to such term in the Plan or the Option Agreement, as applicable.
Participant understands that this Appendix includes additional terms and conditions that govern the Award granted to him or her under the Plan if he or she works in one of the countries listed below. If Participant is a citizen or resident of a country other than the one in which he or she is currently working (or if Participant is considered as such for local law purposes) or if Participant transfers employment to another country after receiving an Award in the Plan, Participant acknowledges and agrees that the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to Participant.
This Appendix also includes notifications that contain information regarding securities laws, exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2018. Such laws are often complex and change frequently. As a result, the Company recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information included herein may be out of date at the time that the Shares under the Plan are issued to Participant or Participant subsequently sells such Shares.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in my country may apply to his or her particular situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working (or if he or she is considered as such for local law purposes) or if he or she moves to another country after all or any portion of the Award has been granted under the Plan, the information contained herein may not be applicable to the Participant.
Participant is advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in his or her country may apply to his or her individual situation.

I.GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES
1.Foreign Exchange Considerations. Participant understands and agrees that neither the Company nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Award granted to Participant under the Plan, or of any amounts due to under the Plan or as a result of the subsequent sale of any Shares acquired under the Plan. Participant agrees and acknowledges that he or she will bear any, and all risk associated with the exchange or fluctuation of currency associated with his or her participation in the Plan. Participant acknowledges and agrees that the Participant may be responsible for reporting inbound transactions or fund transfers that exceed a certain amount. Participant is advised to seek appropriate professional advice as to how the exchange control regulations apply to the Award and Participant’s specific situation and understands that the relevant laws and regulations can change frequently and occasionally on a retroactive basis.
2.Tax Withholding Considerations. Participant acknowledges and agrees that, regardless of any action taken by the Company or any Parent or Subsidiary with respect to any or all Tax Obligations”) related to his or her participation in the Plan and legally applicable to me including, without limitation, in connection with the grant of the Option, the sale of Shares acquired under the Plan and/or the receipt of any dividends on such Shares, the ultimate liability for all Tax Obligations is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or any Parent or Subsidiary. Furthermore, Participant acknowledges that the Company and/or Parent or Subsidiary (a) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option or other benefits under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of the Option, other benefits or any aspect of his or her participation in the Plan to reduce or eliminate my liability for Tax Obligations or achieve any particular tax result. Further, if Participant becomes subject to tax in more than one jurisdiction or change his or her jurisdiction of primary residence or employment between the date the Option is granted and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or a Parent or Subsidiary (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. Prior to the issuance of Shares under the Plan or any other relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or any Parent or Subsidiary to satisfy all Tax Obligations. In this regard, Participant authorizes the Company and/or any non-Subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax Obligations by one or a combination of the following: (I) withholding from Participant’s wages or other compensation paid to him or her or (II) withholding from proceeds of the sale of the Shares purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax Obligations by considering applicable maximum applicable withholding rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the stock equivalent. Finally, Participant agrees to pay to the Company or applicable Parent or Subsidiary any amount of Tax Obligations that the Company or Parent or Subsidiary may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue Shares under the Plan on Participant’s behalf and/or refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with my obligations in connection with the Tax Obligations.

3.Additional Participant Acknowledgements. By accepting the Award, Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;

(b)all decisions with respect to future grants of options under the Plan, if applicable, will be at the sole discretion of the Company;

(c)the grant of the Option under the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any Parent or Subsidiary, and shall not interfere with the ability of the Company or any Parent or Subsidiary, as applicable, to terminate Participant’s employment (if any);

(d)Participant is voluntarily participating in the Plan;

(e)the Option granted under the Plan and the Shares underlying such Option, and the income and value of same, are not intended to replace any pension rights or compensation;

(f)the Option is granted under the Plan and the purchase of Shares underlying such Option, and the income and value of same, are not part of Participant’s normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)the future value of the Shares underlying the Option granted under the Plan is unknown, indeterminable and cannot be predicted with certainty, and may be greater or less than the value of Shares on the date hereof and/or the dates of any issuances of Shares under the Plan;

(h)the Shares that Participant receives under the Plan may increase or decrease in value;

(i)no claim or entitlement to compensation or damages shall arise from the forfeiture of all or any portion of the Option granted to Participant under the Plan as a result of the termination of his or her status as an eligible employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of his or her employment agreement, if any) and, in consideration of the grant of the Option under the Plan to which Participant is otherwise not entitled, Participant irrevocably agrees (I) never to institute a claim against the Company or any Parent or Subsidiary, (II) to waive Participant’s ability, if any, to bring such claim, and (III) to release the Company or any Parent or Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, Participant shall be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)in the event of the termination of Participant’s status as an eligible employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of his or her employment agreement, if any), Participant’s right to participate in the Plan and all or any portion of the Option granted to Participant under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed by the Company or a Parent or Subsidiary, and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which Participant is employed or the terms of his or her employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which Participant is employed or the terms of his or her employment agreement, if any); the Company shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of his or her participation in the Plan (including whether Participant may still be considered to be actively employed while on a leave of absence);

(k)in the event Participant is not an employee of the Company or a Su Parent or Subsidiary, Participant understands and agrees that neither the offer to participate in the Plan, nor his or her participation in the Plan, will be interpreted to form an employment contract or relationship with the Company or any Parent or Subsidiary, and furthermore, nothing in the Plan, this Option Agreement nor Participant’s participation in the Plan will be interpreted to form an employment contract with the Company or any Parent or Subsidiary; and

(l)the grant of the Option under the Plan and the benefits evidenced by the Option Agreement do not create any entitlement not otherwise specifically provided for in the Plan, or provided by the Company in its discretion, to have such rights or benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with a sale of substantially all of the Company’s assets or a merger of the Company in which the Company is not the surviving corporation.

4.Data Privacy Consent. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Option Agreement and any other Option grant materials ("Data") by and among, as applicable, Company, Parent and Subsidiary for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan. The Participant understands that Data will be transferred to a stock plan service provider as may selected by the Company in the future, which may be assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the U.S. or elsewhere, and that the recipient’s country (e.g., the U.S.) may have different including less stringent data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the U.S., he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, its Subsidiaries and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that if he or she resides outside the U.S., he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Company will not be adversely affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Options or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
    Participant acknowledges that the Company has engaged E*Trade and its affiliates to provide brokerage services in connection with the Plan (the “Third Parties”) as third parties to assist in implementation, administration and management of the Plan, and the Third Parties, together with their successors and assigns, will receive, possess, use and transfer the Data as contemplated hereby. Participant acknowledges that, from time-to-time the Company may replace the Third Parties with alternative service providers and may add other third parties as service providers in connection with the Plan. Participant further acknowledges that he or she will be asked to activate his or her account through E*Trade and his or her use of the brokerage services are subject to the E*Trade privacy statement.
5.Recommendation Regarding External Advice. Participant understands and agrees that none of the Company and Subsidiaries are providing any tax, legal or financial advice, nor is the Company or any Parent or Subsidiary making any recommendations or assessments regarding Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares, or any subsequent disposal or retention of such Shares. Participant understands that he or she is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

6.Translated Documents. If Participant received this Option Agreement or any other document related to the Plan translated into a language other than English, Participant understands that such translated documents were provided for convenience only, and that if the meaning of the translated version is different than the English version, the English version will control, subject to Applicable Laws.

II.COUNTRY SPECIFIC PROVISIONS APPLICABLE TO PARTICIPANTS WHO PROVIDE SERVICES IN THE IDENTIFIED COUNTRIES
BELGIUM
Notifications
Tax Information.
Beginning on January 1, 2017, sales of Shares Participant acquires hereunder will generally be subject to a transaction tax (the initial rate of which is 0.27%, up to a cap) upon his or her sale of the Shares, which Participant will be responsible for reporting and paying. If Participant sells through a Belgian bank or broker, that bank or broker may facilitate reporting and payment of this tax on his or her behalf. Alternatively, if Participant sells through another bank or broker, Participant should report and pay the tax directly. Participant should consult his or her tax advisor or the website of the General Administration of Taxation for more information.
Foreign Asset/Account Reporting Information.
Participant is required to report any taxable income attributable to Options and Shares on his or her annual tax return. In addition, Participant is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return. In a separate report, Participant may be required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). Participant should consult with his or her personal tax advisor to determine his or her personal reporting obligations.
BRAZIL
Notifications
Exchange Control Information.
If Participant holds assets and rights outside Brazil with an aggregate value exceeding US$100,000, he or she will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including Shares acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 are not required to submit a declaration. Please note that the US$100,000 threshold may be changed annually.
CANADA
Terms and Conditions
Company’s Obligation to Pay
Notwithstanding anything to the contrary in this Option Agreement and the Plan, the Administrator shall not have the discretion to settle the Option in cash or Shares or combination of both, but only in Shares.
Forfeiture Upon Termination as a Service Provider
For the purposes of the Plan and this Option Agreement, the Participant’s employment with the Company or Parent or Subsidiary of the Company shall be considered to have terminated effective on the last day of the Participant’s actual and active employment with or engagement by the Company or Parent or Subsidiary of the Company, whether such day is selected by agreement with the individual, or unilaterally by the Participant or the Company or Parent or Subsidiary of the Company, and whether with or without advance notice to the Participant. For the avoidance of doubt, except as required by statute, no period of notice or pay in lieu of notice that is given or that ought to have been given under applicable law in respect of such termination of employment or engagement that follows or is in respect of a period after a Participant’s last day of actual and active employment or engagement shall be considered as extending the Participant’s period of employment or engagement for the purposes of determining the Participant’s entitlement under the Plan or this Option Agreement.
The Participant acknowledges and agrees that the Participant shall have no entitlement to damages or other compensation arising from or related to not being granted or not receiving any Option which would have been granted or would have vested or accrued to such Participant after the Participant’s last day of actual and active employment or if working notice of termination has been given; provided that, notwithstanding this or any other provision of the Plan or this Option Agreement, nothing herein is intended to limit any statutory entitlement the Participant has on termination of the Participant’s employment and such statutory entitlements, if any, shall apply despite any language in this Plan or any Option Agreement to the contrary.
Participants must be actively employed or engaged as a Service Provider to be granted Options under the Plan.
Language
It is the express wish of the parties to this agreement that this agreement and all related documents be drafted in English. Les parties aux présentes conviennent et exigent que cette convention ainsi que tous les documents qui s'y rattachent soient rédigés en langue Anglaise.
DENMARK
Terms and Conditions
Exchange Control/Tax Reporting Information
Participant understands and acknowledges that he or she, if he or she establishes an account holding Shares or an account holding cash outside Denmark, may need to report such account to the Danish Tax Administration. Participant understands that he or she is encouraged to consult his or her personal tax, financial and legal advisors on these and any other matters related to Participant’s participation in the Plan.
Labor Law Acknowledgement
By accepting this Award, Participant acknowledges that he or she understand and agrees that the Option relates to future services to be performed and is not a bonus or compensation for past services.
Notifications
Stock Option Act.

With respect to Danish employees comprised (covered) by the Danish Stock Option Act, the following shall apply:
Participant acknowledges that he or she has received an employer statement in Danish setting forth the terms of his or her Award, a copy of which is included as Exhibit B to this Option Agreement.
In the event that (i) Participant’s employer (“Employer”) terminates his or her employment for reasons other than his or her breach of the terms or conditions of his or her employment or any applicable employment agreement covering Participant (collectively, the “Employment Terms”), or (ii) Participant terminates the Employment Terms due to material breach on the part of the Company or Employer, Participant, irrespective of the termination, will be entitled to receive settlement of any Option granted in accordance with this Option Agreement and the Plan.
If Participant terminates his or her employment with Employer without the Company or Employer being in material breach of the Employment Terms, all Options will be forfeited and lapse without further notice or compensation.
If Employer terminates and/or summarily dismisses Participant due to his or her breach of the Employment Terms, all unvested Options will be forfeited and lapse without further notice or compensation at the effective date of termination.
In the event of Participant’s death, the Option will lapse without further notice and compensation as at the time of death. The estate and/or the beneficiaries are subject to the terms governing the Option and the related Shares, including this Option Agreement and the Plan.
Upon retirement due to old age ("folkepension") or separate agreement in this respect and in the event of disability, Participant, irrespective of the termination of employment, will be entitled to settlement of unvested Options in accordance with the terms of this Option Agreement and the Plan.
The Option is not to be included in the calculation of holiday allowance, severance pay, statutory allowance and compensation, pension and similar payments.
For the avoidance of doubt, under this heading, the term “Stock Option Act” shall only apply to employees who by virtue of applicable choice of law rules fall within Danish employment law regulations and the scope of the Danish Stock Option Act.
Foreign Bank Account Reporting.
If Participant establishes an account holding Shares or an account holding cash outside of Denmark, he or she must report the account to the Danish Tax Administration, the form for which can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described below.)
Exchange Control and Tax Reporting Notification.
To the extent permitted by the Company, Participant may hold Shares acquired under the Plan in a safety-deposit account (e.g., brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a non-Danish broker or bank, Participant is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, a Danish Plan participant must file a Declaration V (Erklaering V) with the Danish Tax

Administration. Both Participant and the bank/broker must sign the Declaration V. By signing the Declaration V, the bank/broker undertakes an obligation, without further request from Participant, not later than February 1 of each year, to forward certain information to the Danish Tax Administration concerning the content of the account. In the event that the applicable broker or bank with which the account is held does not wish to, or pursuant to the laws of the country in question, is not allowed to assume such obligations to report, Participant will be solely responsible for providing certain details regarding the foreign account and any shares acquired and held in such account to the Danish Tax Administration as part of Participant’s annual income tax return. By signing the Form V, Participant at the same time authorize the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at: www.skat.dk/getFile.aspx?Id=47392.
In addition, when Participant opens a deposit account or brokerage account for the purpose of holding cash outside of Denmark, the account will be treated as a deposit account because cash may be held in the account. Therefore, Participant must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both Participant and the bank/broker must sign the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request from Participant, not later than February 1 of each year, to forward certain information to the Danish Tax Administration concerning the content of the account. In the event that the applicable financial institution with which the account is held does not wish to, or pursuant to the laws of the country in question, is not allowed to assume such obligations to report, Participant will be solely responsible for providing certain details regarding the foreign account and any shares acquired and held in such account to the Danish Tax Administration as part of his or her annual income tax return. By signing the Form K, Participant at the same time authorize the Danish Tax Administration to examine the account. A sample of the Declaration K can be found at: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.
FRANCE
Terms and Conditions
English Language
If this Option Agreement or any other document related to the exercise of the Option, acquisition of the Shares or the Plan is translated into a language other than English, and if the translated version is different from the English version, the English language version will take precedence. Participant confirms having read and understood the documents relating to the Plan, including, without limitation, this Option Agreement, which were provided to the Participant in English, and waive any requirement for the Company to provide these documents in any other language. In addition, French Participants acknowledge and agree to the following:

Disposition relative à l’utilisation de la langue anglaise. Par la présente, je consens à recevoir les informations relatives au Plan, l’option et mon droit d'acheter des actions et d’achat d’action en anglais par le biais à travers mon enterance dans cette Convention d'Attribution et l'acceptation l’ Option. Particulièrement, je reconnais comme les parties reconnaissent avoir exigé la rédaction en anglais du Plan, la Convention d’Attribution, et ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à la présente convention.
Notifications
Tax Reporting Information

French residents may hold Shares outside of France, provided that they declare all foreign accounts, whether open, current or closed, on their annual income tax return.
GERMANY
Terms and Conditions
Tax Indemnity
The Participant agrees to indemnify and keep indemnified the Company or any Parent or Subsidiary and his or her employing company, if different, from and against any liability for or obligation to pay any obligation with respect to Tax Obligations (including but not limited to wage tax, solidarity surcharge, church tax or social security contributions) that is attributable to (1) the grant or settlement of, or any benefit derived by the Participant from, the Option, (2) the acquisition by the Participant of the Shares, or (3) the disposal of any Shares.
Notifications
Exchange Control Information
The Participant understands that if he or she remits proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. In the event that the Participant makes or receives a payment in excess of this amount, he or she understands and agrees that he or she is responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements. In addition, the Participant must also report on an annual basis in the event that he or she hold Shares exceeding 10% of the total voting capital of the Company. The online filing portal can be accessed at www.bundesbank.de.
ITALY
Terms and Conditions
Data Processing
The Controller of personal data processing is located in the State of California, USA, and, pursuant to D.lgs 196/2003, its representative in Italy is with registered offices at insert address. Participant understands that the Data may be transferred to the Company or any of its Parents or Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required from the sale of Shares may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above-mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. The processing activity, including the transfer of Participant’s personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. Participant understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

Notifications
Exchange Control Information
Participant understands that he or she is required to report in his or her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. Dollars; and (b) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. Dollars, if the investment may give rise to income in Italy.
UNITED KINGDOM
Terms and Conditions
Tax Obligations
The following provision supplements Section 6 of the Option Agreement: Tax Obligations Items shall include primary and to the extent legally possible secondary class 1 National Insurance Contributions. The Participant agrees that the Company or the Participant’s employer may calculate the Tax Obligations to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Participant may have to recover any overpayment from relevant U.K. tax authorities. The Participant understands and agrees that if payment or withholding of any income tax liability arising in connection with the Participant’s participation in the Plan is not made by the Participant to his or her employer within ninety days of the end of the tax year of the event giving rise to such income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), that the amount of any uncollected income tax will constitute a loan owed by the Participant to his or her employer, effective on the Due Date. The Participant understands and agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs, it will be immediately due and repayable by the Participant, and the Company and/or the Participant’s employer may recover it at any time thereafter by any of the means referred to in the Plan and/or this Option Agreement.
Notwithstanding the foregoing, the Participant understands and agrees that if he or she is a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), he or she will not be eligible for such a loan to cover the income tax liability. The Participant further understands that, in the event that Participant is such a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax will constitute an additional benefit to the Participant on which additional income tax and National Insurance Contributions will be payable. The Participant understands and agrees that he or she is be responsible for reporting and paying any income tax due on this additional benefit directly to Her Majesty’s Revenue and Customs under the self-assessment regime and for reimbursing the Company or the Participant’s employer (as appropriate) for the value of any primary and (to the extent legally possible) secondary class 1 National Insurance Contributions due on this additional benefit which the Company or the Participant’s employer may recover from the Participant by any of the means referred to in the Plan and/or this Option Agreement.
Restricted Securities Elections. If required to do so by the Company (at any time when the relevant election can be made), the Participant shall enter into a joint election (with the appropriate employer) under section 431(1) or section 431(2) of Income Tax (Earnings & Pensions) Act 2003 in respect of:

(a)any Shares acquired (or to be acquired) upon exercise of the Option;
(b)any securities acquired (or to be acquired) as a result of any surrender of the Option; and
(c)any securities acquired (or to be acquired) as a result of holding either Shares acquired upon exercise of the Option or securities specified in above or in this notification.

Securities Disclaimer. Neither this Option Agreement nor Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and this Option is granted under this Option Agreement in the UK exclusively to bona fide employees and former employees and any other UK Subsidiary.

EXHIBIT B

ESTABLISHMENT LABS HOLDINGS, INC.
2018 EQUITY INCENTIVE PLAN
SHARE OPTION AGREEMENT

ADDITIONAL PROVISIONS FOR RESIDENTS OF DENMARK

ERKLÆRING OM TILDELING AF AKTIEOPTIONER, HERUNDER ERKLÆRING I HENHOLD TIL AKTIEOPTIONSLOVEN	STATEMENT CONCERNING GRANTING OF OPTIONS, INCLUDING STATEMENT PURSUANT TO THE DANISH STOCK OPTION ACT

European Distribution Center Motiva BVBA ("Selskabet")	European Distribution Center Motiva BVBA (the "Company")

Og Medarbejderen, der elektronisk har givet samtykke til vilkårene og betingelserne i Share Option Agreement. ("Medarbejderen")	And The individual providing services to the Company electronically consenting to the terms and conditions of the Share Option Agreement. (the "Service Provider")

1.Og Establishment Labs Holdings, Inc. Building B15 and 25, Coyol Free Zone Alajuela, 20113, Costa Rica ("Moderselskabet")	And Establishment Labs Holdings, Inc. Building B15 and 25, Coyol Free Zone Alajuela, 20113, Costa Rica (the "Parent Company")

har indgået Share Option Agreement og alle bilag og tillæg hertil ("Tildelingsaftalen") i relation til de aktieoptioner ("Optioner"), som Moderselskabet har tildelt Medarbejderen.

Denne erklæring (”Erklæringen”) udgør en erklæring til Medarbejderen i henhold til § 3, stk. 1 i lov om brug af køberet eller tegningsret til aktier m.v. i ansættelsesforhold ("Aktieoptionsloven").

have entered into the Share Option Agreement, including all exhibits and appendices thereto (the "Award Agreement") concerning the options (the "Options") granted by the Parent Company to the Service Provider.
This statement (the “Statement”) constitutes a statement to the Service Provider pursuant to section 3 (1) of the Danish Act on the exercise of stock acquisition rights or stock subscription rights in employment relationships, etc. (the "Stock Option Act").

I tilfælde af uoverensstemmelser mellem Erklæringen og Tildelingsaftalen og/eller Medarbejderens ansættelsesaftale med Selskabet har Tildelingsaftalen forrang.	In the event of any discrepancies between the Statement and the Award Agreement and/or Service Provider's contract of employment with the Company, this Award Agreement shall prevail.

Moderselskabet har vedtaget et aktieoptionsprogram, der omfatter medarbejdere i Moderselskabet og dettes datterselskaber, herunder Selskabets medarbejdere. Vilkårene for aktieoptionsprogrammet, der også omfatter de Optioner, der tildeles i medfør af Tildelingsaftalen, er fastsat i "Establishment Labs Holdings, Inc. 2018 Equity Incentive Plan" (herefter benævnt "Aktieincitamentsprogrammet").

The Parent Company has adopted a stock option programme covering the Service Providers of the Parent Company and its subsidiaries, including the employees of the Company. The terms of the stock purchase program, which also include the Options granted under the Agreement, appear from "Establishment Labs Holdings, Inc. 2018 Equity Incentive Plan" (hereinafter called the "Equity Incentive Program").

Vilkårene i Aktieincitamentsprogrammet finder anvendelse på Medarbejderens Optioner, medmindre Tildelingsaftalen fastsætter vilkår, der fraviger vilkårene i Aktieincitamentsprogrammet. I sådanne tilfælde har Tildelingsaftalen vilkår forrang.

The terms of the Equity Incentive Program apply to the Service Provider's Options, unless the Award Agreement stipulates terms that deviate from the terms of the Equity Incentive Program. In such situations, the terms of the Award Agreement shall prevail.

Definitioner anvendt i Tildelingsaftalen skal have samme betydning som i Aktieincitamentsprogrammet, medmindre andet følger af Tildelingsaftalen.	The definitions of the Award Agreement shall have the same meaning as the definitions of the Equity Incentive Program, unless otherwise provided by the Award Agreement.
1.OPTIONER OG VEDERLAG	1.OPTIONS AND CONSIDERATION
1.1Medarbejderen tildeles løbende Optioner, der giver Medarbejderen ret til at købe aktier ("Aktier") i Moderselskabet. Optionerne tildeles vederlagsfrit.	1.1The Service Provider is granted Options on a current basis entitling the Service Provider to purchase shares ("Common Stock") in the Parent Company. The Options are granted free of charge.
1.2Købsprisen pr. aktie ("Købsprisen"), som en Aktie vil blive solgt til vil blive som nærmere fastsat i Tildelingsaftalen.	1.2The purchase price per share (the "Purchase Price") at which a Common Stock will be sold shall be as specified in the Award Agreement.
2.ØVRIGE VILKÅR OG BETINGELSER	2.OTHER TERMS AND CONDITIONS
1.1Optionerne tildeles i overensstemmelse med Aktieincitamentsprogrammet.	1.1The Options are granted under the Equity Incentive Program.

1.2Optionerne tildeles efter Administrators skøn og når Administratoren måtte beslutte det.	1.2The Options are granted at the discretion of the Administrator and at the timing of its discretion.
1.3Optionerne optjenes i overensstemmelse med Tildelingsaftalen.	1.3The Options shall vest as set forth in the Award Agreement.
1.4Optjeningen af Optioner er betinget af, at Medarbejderen er ansat i Selskabet i optjeningsperioden, og der hverken tildeles eller optjenes Optioner efter ansættelsesforholdets ophør, uanset årsag hertil, jf. dog nedenfor. Optjeningen af Optioner påvirkes ikke af lovreguleret orlov.

1.4The earning of Options is conditional on the Service Provider being employed with the Company for the duration of the vesting period and no Options are granted or earned after the termination of the employment, regardless of the reason for such termination, cf. however below. The earning of Options is not influenced by statutory leave.

3.UDNYTTELSE	3.EXERCISE
1.1Efter optjeningsperioden kan optjente Optioner udnyttes frivilligt af Medarbejderen forudsat, at de ikke er bortfaldet efter vilkårene i Tildelingsaftalen og indtil det tidspunkt, hvor sådanne Optioner ophører, bortfalder og/eller fortabes i overensstemmelse med vilkårene i Tildelingsaftalen.

1.1Following vesting, earned Options may be voluntarily exercised by the Service Provider as long as they remain validly outstanding pursuant to the Award Agreement, until the date such Options are terminated, cancelled and/or forfeited pursuant to the terms of the Award Agreement.

1.2Ikke-optjente Optioner kan ikke udnyttes.	1.2Unearned Options will not be exercisable.
1.3Såfremt (i) Selskabet opsiger Medarbejderens ansættelsesforhold i Selskabet, uden at Medarbejderen har misligholdt ansættelsesforholdet, eller (ii) Medarbejderen opsiger ansættelsesforholdet som følge af Selskabets grove misligholdelse, har Medarbejderen uanset opsigelsen ret til at udnytte ikke-udnyttede og optjente Optioner i overensstemmelse med Aktieincitamentsprogrammet og Tildelingsaftalen.

1.3In the event that (i) the Company terminates the Service Provider's employment for reasons other than the Service Provider's breach of the employment, or (ii) the Service Provider terminates the employment due to material breach on the part of the Company, the Service Provider is, irrespective of the termination, entitled to exercise any vested Options remaining unexercised in accordance with the Equity Incentive Program and the Award Agreement.

1.4I tilfælde af Medarbejderens opsigelse, uden at Selskabet groft har misligholdt ansættelsesforholdet, fortabes og bortfalder alle ikke-optjente Optioner, der ikke er udnyttet på det tidspunkt, hvor ansættelsen ophører, uden yderligere varsel og uden kompensation, og alle optjente Optioner som ikke er udnyttet på tidspunktet for ansættelsesforholdets ophør, fortabes og bortfalder på det tidspunkt som fremgår af Tildelingsaftalen uden yderligere varsel og uden kompensation.

1.4If the Service Provider terminates the employment without the Company being in gross breach of the employment, all unvested Options, which have not been exercised at the time of the termination, will be forfeited and lapse without further notice or compensation, and all vested Options which have not been exercised at the time of the termination will be forfeited and lapse at the time specified in the Award Agreement without further notice or compensation.

1.5I tilfælde af Selskabets opsigelse og/eller bortvisning som følge af Medarbejderens misligholdelse af ansættelsesforholdet bortfalder Medarbejderens Optioner som ikke er udnyttet uden yderligere varsel og kompensation pr. ansættelsesforholdets ophør.

1.5If the Company terminates and/or summarily dismisses the Service Provider due the Service Provider's breach of the employment, all Options, which have not been exercised at the time of termination, will lapse without further notice and compensation at the effective date of termination.

1.6Ved Medarbejderens død bortfalder Medarbejderens ikke- udnyttede Optioner uden yderligere varsel og kompensation pr. dødstidspunktet. Boet og/eller arvingerne er i øvrigt i enhver henseende underlagt de for Medarbejderen fastsatte vilkår for Optioner og de dertil knyttede aktier.

1.6In the event of the Service Provider's death, unexercised Options will lapse without further notice and compensation as at the time of death. The estate and/or the beneficiaries are subject to the terms governing the Service Provider's Options and the related stocks.

1.7Ved aldersbetinget pensionering (folkepension) eller særskilt aftale herom og ved invaliditet har Medarbejderen ret til at udnytte tildelte, ikke-udnyttede optjente Optioner. Medarbejderen er underlagt de for Medarbejderne fastsatte vilkår for Optioner og de dertil knyttede aktier.

1.7Upon retirement due to old age ("folkepension") or separate agreement in this respect and in the event of disability, the Service Provider is entitled to exercise granted and unexercised vested Options. The Service Provider is subject to the terms governing the Options and the related stocks.

4.REGULERING AF OPTIONER	4.ADJUSTMENT OF THE OPTIONS
Regulering ved kapitalændringer	Adjustment in connection with capital changes

1.1Såfremt der sker en ændring i antallet af udestående Aktier som følge af ændring i Moderselskabets kapitalstruktur uden vederlag såsom aktieudbytte, rekapitalisering, aktiesplit, omvendt aktiesplit, rekonstruktion, fusion, konsolidering, opdeling, kombination, genkøb eller ombytning af Selskabets Aktier eller øvrige værdipapirer eller andre ændringer i Selskabets selskabsstruktur, der kan påvirke Aktien, kan der gennemføres justeringer, der kan påvirke Aktieincitamentsprogrammet, herunder en justering af antallet af samt klassen af Aktier, der kan opnås i henhold til Programmet, af Købsprisen pr. aktie og af det antal Aktier for hver option i henhold til Aktieoptionsprogrammet, der endnu ikke er udnyttet, og de talmæssige begrænsninger i Aktieincitamentsprogrammet.

1.1If the number of outstanding Shares is changed by a modification in the capital structure of the Parent Company without consideration such as a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase or exchange of Common Stock or other securities of the Company or other change in the corporate structure of the Company affecting the Common Stock, adjustments may be made that may impact the Equity Incentive Program including adjusting the number and class of Common Stocks that may be delivered under the Programme, the Purchase Price per share and the number of shares of Common Stocks covered by each option under the Plan which has not yet been exercised and the numerical limits of the Equity Incentive Program.

Andre ændringer	Other changes
4.2    I tilfælde af forslag om opløsning eller likvidation af Moderselskabet, og i tilfælde af fusion eller ændring i kontrollen med Selskabet eller Moderselskabet, kan der ske andre reguleringer i Aktieincitamentsprogrammet.

1.1In the event of a proposed dissolution or liquidation of the Parent Company and in the event of a merger or a change in control of the Company or the Parent Company, other adjustments may be made to the Equity Incentive Program.

Administrators regulering af Optioner	Administrator's regulation of Options

1.3Administrators adgang til at regulere Optionerne i de i § 4 omhandlede situationer er reguleret af i Aktieincitamentsprogrammets. Med hensyn til Admini strators generelle adgang til at ændre eller opsige Aktieincitamentsprogrammet, henvises der til punkt 4 i Aktieincitamentsprogrammet.

1.3The Administrator’s access to regulation of the Options in the situations comprised by this section 4 shall be regulated by the Equity Incentive Program. As regards the Administrators, general access to amend or terminate the Equity Incentive Program reference is made to the Equity Incentive Programme article 4.

5.ØKONOMISKE ASPEKTER VED DELTAGELSE I ORDNINGEN	5.THE FINANCIAL ASPECTS OF PARTICIPATING IN THE SCHEME
1.1Optionerne er risikobetonede værdipapirer, der er afhængige af aktiemarkedet og Moderselskabets resultater. Som følge heraf er der ingen garanti for, at udnyttelsen af Optionerne udløser en fortjeneste. Optionerne skal ikke medregnes ved opgørelsen af feriepenge, fratrædelsesgodtgørelse, godtgørelse eller kompensation fastsat ved lov, pension og lignende.

1.1The Options are risky securities influenced by the share market and the Parent Company's results. Consequently, there is no guarantee that the exercise of the Options will trigger a profit. The Options are not to be included in the calculation of holiday allowance, severance pay, statutory allowance and compensation, pension and similar payments.

6.SKATTEMÆSSIGE FORHOLD	6.TAX MATTERS

1.1De skattemæssige konsekvenser for Medarbejderen som følge af tildelingen af Optionerne og den efterfølgende udnyttelse heraf er i sidste ende Medarbejderens ansvar. Selskabet opfordrer Medarbejderen til selvstændigt at indhente rådgivning om den skattemæssige behandling af tildeling og udnyttelse af Optionerne.

1.1Any tax consequences for the Service Provider arising out of the Options and the exercise thereof are ultimately the responsibility of the Service Provider. The Company encourages the Service Provider to obtain individual tax advice in relation to the effect of grant and exercise of the Options.

7.OVERDRAGELSE OG PANTSÆTNING AF OPTIONER MV.	7.TRANSFER AND PLEDGING OF OPTIONS, ETC.
1.1Optionerne er personlige. Ingen rettigheder om udnyttelse af en option eller tildeling af Aktier i henhold til Aktieincitamentsprogrammet kan overdrages, overføres, pantsættes eller på anden vis disponeres over af Medarbejderen, frivilligt eller ved udlæg.

1.1The Options are personal instruments. No rights with regard to exercise of an option or to receive shares of Common Stock under the Equity Incentive Program may assigned, transferred, pledged or otherwise disposed of in any way by the Service Provider whether voluntarily or by execution.

EXHIBIT C
ESTABLISHMENT LABS HOLDINGS INC.
2018 EQUITY INCENTIVE PLAN
EXERCISE NOTICE
Establishment Labs Holdings Inc.
B15, Coyol Free Zone
Alajuela, 20113, Costa Rica

Attention: Share Administration

1.Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Shares of Establishment Labs Holdings Inc. (the “Company”) under and pursuant to the 2018 Equity Incentive Plan (the “Plan”) and the Share Option Agreement, dated ________ and including the Notice of Grant, the Terms and Conditions of Share Option Grant, and exhibits attached thereto (the “Option Agreement”). The purchase price for the Shares will be $_____________, as required by the Option Agreement.
2.Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any Tax Obligations (as defined in Section 6(a) of the Option Agreement) to be paid in connection with the exercise of the Option.
3.Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.
4.Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 14 of the Plan.
5.Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.
6.Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing
9253844_1.docx    - 1 -

signed by the Company and Purchaser. This Option Agreement is governed by the internal substantive laws, but not the choice of law rules, of [California].
Submitted by:        Accepted by:
PURCHASER        ESTABLISHMENT LABS HOLDINGS INC.

Signature        Signature

Print Name        Print Name
Address:
            Title

            Date Received